Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2013

                FINANCIAL RESULTS

Company posts 29th consecutive quarter of improved earnings results

ATLANTA, GEORGIA, July 24, 2013: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its second quarter and six months ended June 30, 2013.

The Company recorded second quarter revenues of $350.8 million, an increase of 4.8%   compared to $334.9 million in the prior year’s second quarter.  Net income increased 8.7% to $36.0 million or $0.25 per diluted share for the second quarter ended June 30, 2013, compared to $33.1million or $0.23 per diluted share for the same period in 2012.

Rollins’ revenues rose 4.2% for the first six months of 2013 to $650.5 million compared to $624.3 million for the prior year.  Net income for the first six months of 2013 was $59.2 million, or $0.40 per diluted share, compared to net income of $56.2 million, or $0.38 per diluted share for the same period last year.

In the second quarter, the Company repurchased 172,589 shares at a weighted average price of $24.41 per share.  In total, 5,125,594 additional shares may be purchased under the share repurchase program.

Commenting on the Company’s results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. said, “We are very pleased with the solid financial results our Company reported for the second quarter.  We are particularly pleased about the growth we experienced in revenues, which accelerated over our first quarter.  This improvement reflects the positive impact of our new marketing and sales programs.”

Mr. Rollins, concluded, “Our progress in the first six months of this year has been encouraging.  We are confident that as we continue to execute our plans that we will achieve our goals for the year relative to growth and improving profitability.”

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com,

www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the Company’s belief that its improved operating results reflect the positive impact of the Company’s new marketing and sales programs, and the Company’s confidence that it will continue to execute its plan and will achieve its goals for the year relative to growth and improving profitability. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2013	2012
ASSETS
Cash and cash equivalents	$91,597	$62,060
Trade accounts receivables, net	79,015	73,784
Financed receivables, net	12,443	12,822
Materials and supplies	12,117	12,162
Deferred income taxes, net	34,299	30,477
Other current assets	28,321	19,004
Total Current Assets	257,792	210,309
Equipment and property, net	84,470	76,963
Goodwill	212,004	210,971
Customer contracts and other intangible assets, net	131,122	137,865
Deferred income taxes, net	26,245	21,088
Financed receivables, long-term, net	12,834	12,569
Other assets	12,602	11,009
Total Assets	$737,069	$680,774

LIABILITIES
Accounts payable	$30,724	$29,676
Accrued insurance, current	26,392	22,244
Accrued compensation and related liabilities	57,088	56,234
Unearned revenue	100,057	96,127
Other current liabilities	32,805	36,459
Total Current Liabilities	247,066	240,740
Accrued insurance, less current portion	28,575	28,185
Accrued pension	42,263	29,793
Long-term accrued liabilities	34,358	37,749
Total Liabilities	352,262	336,467

STOCKHOLDERS’ EQUITY
Common stock	146,078	146,071
Retained earnings and other equity	238,729	198,236
Total stockholders’ equity	384,807	344,307
Total Liabilities and Stockholders’ Equity	$737,069	$680,774

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES
Customer services	$350,798	$334,872	$650,512	$624,337
COSTS AND EXPENSES
Cost of services provided	174,361	165,993	329,967	314,075
Depreciation and amortization	9,768	9,613	19,662	19,380
Sales, general and administrative	109,518	106,068	208,652	200,892
Interest (income)/expense	(127)	20	(172)	71
	293,520	281,694	558,109	534,418
INCOME BEFORE INCOME TAXES	57,278	53,178	92,403	89,919
PROVISION FOR INCOME TAXES	21,284	20,051	33,230	33,712
NET INCOME	$35,994	$33,127	$59,173	$56,207

NET INCOME PER SHARE - BASIC	$0.25	$0.23	$0.40	$0.38
NET INCOME PER SHARE - DILUTED	0.25	0.23	$0.40	$0.38

Weighted average shares outstanding - basic	146,210	146,417	146,224	146,557
Weighted average shares outstanding - diluted	146,210	146,428	146,224	146,571

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter 2013 results on:

Wednesday, July 24, 2013 at:

  10:00 a.m. Eastern

 9:00 a.m. Central

     8:00 a.m. Mountain

 7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8609 domestic;

480-629-9692 international
at least 5 minutes before start time.

REPLAY: available through July 31, 2013

Please dial 800-406-7325/303-590-3030, Passcode: 4628395

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com